Exhibit 13(e)



                           CLASS S DISTRIBUTION PLAN
                                      of
                          SENTINEL GROUP FUNDS, INC.


                            Pursuant to Rule 12b-1

     Class C Distribution Plan (the "Plan") dated as of the 9th day of December, 2004 of Sentinel Group Funds, Inc., a Maryland corporation (the "Company") and Sentinel Financial Services Company (the "Distributor").

                                  WITNESSETH:

     WHEREAS, the Company is engaged in business as a series open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

     WHEREAS, the Distributor is a securities firm engaged in the business of marketing shares of investment companies through other securities firms; and

     WHEREAS, the Company has entered into a Distribution Agreement with the Distributor, pursuant to which the Distributor acts as the primary distributor of the Company's shares, and the sole distributor and representative of the Company in the offer and sale through independent broker-dealers of the common stock, par value $.01 per share, of each Fund of the Company, including in particular the Class S shares of Sentinel Short Maturity Government Fund (such classes, together with all class S classes of Funds that may be authorized for issuance and sale in the future by the Board of Directors of the Company, being hereinafter referred to as the "Class S Classes"); and

     WHEREAS, the Company desires to adopt the Plan pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Company will pay certain fees to the Distributor with respect to the shares of the Company's Class S Classes; and

     WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Class S Class of the Sentinel Short Maturity Government Fund and its shareholders.

     NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

     1. The Company shall, for the purpose and on the further terms and conditions set forth herein, pay to the Distributor an amount equal to the aggregate of the distribution expenditures relating to the sale of the shares of common stock of each Class S Class of the Company, up to a maximum of 0.75% per annum of average daily net assets of such Class. The entire amount of such payment shall be allocated to service fees to broker-dealers.



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     2. The Company shall reimburse the Distributor for expenses actually incurred by the Distributor for service fees with respect to Class S Class shares paid to securities broker-dealers who have executed a Dealer Agreement with the Distributor. In the event that the aggregate of these reimbursable expenses exceeds the maximum set forth in paragraph 1 above, then the Distributor will not be reimbursed for any unreimbursed eligible expenses from any other Class C Class, or in any future year.

     3. The Distributor shall prepare reports to the Board of Directors of the Company on a quarterly basis summarizing all payments made by it pursuant to the Plan and the Dealer Agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Directors or the Directors who are not interested persons may reasonably request from time to time.

     4. The Plan shall become effective as to each Class S Class upon its approval by (a) a majority of the outstanding voting securities (as such phrase is defined in the Investment Company Act) of such Class, and (b) a majority of the members of the Board of Directors of the Company, including a majority of the members of the Board of Directors who are not interested persons of the Class C Classes and have no direct or indirect financial interest in the operation of the Plan, with votes cast in person at a meeting called for the purpose of voting on the Plan, and (c) upon the effectiveness of a Post-Effective Amendment to the Company's Registration Statement reflecting this Plan, filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933. The date on which the last of (a), (b) and
(c) occurs with respect to a Class S Class shall be the "Effective Date" with respect to such Class S Class.

     5. Upon receipt of the approvals required by paragraph 4 above, the Plan and the Dealer Agreements contemplated hereby shall continue in effect with respect to any Class S Class beyond the first anniversary of its adoption by the Board of Directors of the Company only so long as (a) its continuation is approved at least annually in the manner set forth in either clause (a) or clause (b) of paragraph 4 above and (b) the selection and nomination of those Directors of the Company who are not interested persons of the Company are committed to the discretion of such Directors.

     6. The Plan or any agreement related to the Plan may be terminated without penalty at any time by a majority of those Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or with respect to any Class S Class, by the holders of a majority of the outstanding voting securities of such Class S Class.

     7. This Plan may not be amended to increase the maximum amount permitted to be expended hereunder except with the approval of the holders of a majority of the outstanding voting securities of any affected Class S Class, and may not be amended in any other material respect except with the approval of the majority of the members of the Board of Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan. Amendments required to conform to changes in the Rule



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shall not be deemed to be material amendments. The Plan or any agreement related to the Plan will terminate automatically in the event of its assignment.

     8. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 3 hereof, for a period of not less than six years from the date of the Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the parties hereto have executed this Distribution Plan as of the date first above written.

                          SENTINEL GROUP FUNDS, INC.



                          by
                            --------------------------------------------------
                            Thomas H. MacLeay
                            Chairman and Chief Executive Officer

                          SENTINEL FINANCIAL SERVICES COMPANY



                          by
                            --------------------------------------------------
                            Paul R. Catalogne
                            President



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